EXHIBIT 5.1

OPINION AND CONSENT OF BRUNSON CHANDLER & JONES, PLLC

October 22, 2026

APPlife Digital Solutions, Inc.

701 Anacapa Street

Suite C

Santa Barbara, CA 93101

Re:	APPlife Digital Solutions, Inc., a Nevada corporation (the “Company”)
Post-Effective Amendment No. 1 to Registration Statement on Form S-1

We refer to the Company’s Post-Effective Amendment No. 1 to its Registration Statement on Form S-1 under the Securities Act of 1933, (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on October 22, 2026. The Registration Statement relates to (i) the resale of 6,971,591 shares of common stock, par value $0.001 per share (the “common stock” or “Common Shares”) held by certain shareholders named in this prospectus (the “Selling Stockholder Shares”), (ii) the resale of 162,000 shares of common stock issuable upon the exercise of warrants held by certain of the selling security holders named in this prospectus (the “Warrant Shares”), (iii) the issuance and resale of 1,892,400 shares of common stock reserved for issuance upon the conversion of convertible preferred stock held by certain selling security holder(s) in this prospectus (the “Convertible Preferred Conversion Shares”) (iv) 1,551,100 shares of common stock reserved for issuance upon the conversion of a convertible note held by a certain selling security holder in this prospectus (the “Conversion Shares”), and (v) the issuance and resale of up to 6,000,000 shares of common stock upon the purchase by C/M Capital Master Fund LP, pursuant to the purchase agreement, dated November 20, 2025 (the “Offering Shares”).

Assumptions

In rendering the opinion expressed below, we have assumed, with your permission and without independent verification or investigation:

1. That all signatures on documents we have examined in connection herewith are genuine and that all items submitted to us as original are authentic and all items submitted to us as copies conform with originals;

2. Except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion;

3. That as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

We have examined the following documents in connection with this matter:

1. The Company’s Articles of Incorporation, as amended and restated;

2. The Company’s Bylaws; and

3. The Registration Statement.

We have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as we have deemed reasonable, necessary or prudent under the circumstances. Also, in rendering this opinion, we have reviewed various statutes and judicial precedent as we have deemed relevant or necessary.

Conclusions

Based upon our examination mentioned above, and relying on the statements of fact contained in the documents that we have examined, we are of the following opinions:

1.The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

2.The Selling Stockholder Shares covered by the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable

3.The issuance of the Warrant Shares has been duly authorized, and upon issuance in accordance with the Registration Statement and the terms of the Warrants, the obligation to issue the Warrant Shares upon exercise of the Warrants will be a binding obligation of the Company, and the Warrant Shares will be validly issued, fully paid and non-assessable.

4.The issuance of the Convertible Preferred Conversion Shares has been duly authorized, and upon issuance in accordance with the Registration Statement and the terms of the convertible preferred stock, the obligation to issue the Convertible Preferred Conversion Shares upon conversion of the exercise of the convertible preferred stock will be a binding obligation of the Company, and the Convertible Preferred Conversion Shares will be validly issued, fully paid and non-assessable.

5.The Conversion Shares issuable upon conversion of the Convertible Note have been duly authorized for issuance and, when issued upon conversion of the Convertible Note in accordance with the terms of the Convertible Note in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

6.The Offering Shares covered by the Registration Statement to be sold pursuant to the terms of the Registration Statement, when issued upon receipt by the Company of the agreed-upon consideration therefore, will be duly authorized, and, upon the sale thereof as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We expressly disclaim any obligation to update our opinions herein, regardless of whether changes in the facts or laws upon which this opinion are based come to our attention after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to our firm in the Prospectus in the Registration Statement under the caption “Legal Matters.” In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, including Item 509 of Regulation S-K.

Very truly yours,

/s/ Brunson Chandler & Jones, PLLC
BRUNSON CHANDLER & JONES, PLLC